June 26, 2009	Exhibit 8.1

Prosper Marketplace, Inc. 111 Sutter Street, 22nd Floor San Francisco, CA 94104

Ladies and Gentleman:

We have acted as counsel to Prosper Marketplace Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of the amendments to the Company’s registration statement on Form S-1, File No. 333-147019, originally filed by the Company with the Commission under the Securities Act of 1933, as amended (the “Securities Act”), on October 30, 2007, as amended on December 5, 2008, January 16, 2009, April 14, 2009, June 1, 2009 and June 26, 2009 (the “Registration Statement”), which, as so amended, includes a preliminary prospectus dated June 26, 2009 (the “Preliminary Prospectus”), relating to the offering of $500,000,000 aggregate principal amount of the Company’s Borrower Payment Dependent Notes (the “Notes”). In connection therewith, we prepared the discussion set forth under the caption “Material U.S. Federal Income Tax Considerations” (the “Discussion”) in the Preliminary Prospectus.

In rendering the opinion set forth below, we have examined and relied upon the Registration Statement and the exhibits thereto, and such other records, agreements, instruments, and other documents as we have deemed relevant and necessary to our analysis. In our examination of documents, we have assumed the authenticity of original documents, the accuracy of copies, the genuineness of signatures, the legal capacity of signatories, and the proper execution of the documents. We have further assumed that all parties to the documents have acted, and will act, in accordance with the terms and conditions of such documents, including any covenants and agreements contained therein, without the waiver or modification of any such terms, conditions, covenants or agreements. We have not attempted to verify independently such assumptions, but nothing has come to our attention in the course of our representation that would cause us to question the accuracy thereof.

The opinion set forth below represents our judgment as to the matters addressed herein under the income tax laws of the United States based upon the relevant provisions of the Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated thereunder, and interpretations of the foregoing as expressed in court decisions and administrative determinations, all as in effect on the date of this opinion. We cannot give any assurance that such laws will not be amended or otherwise changed after the date of this opinion, or that any such changes will not affect the conclusions expressed herein. In addition, the opinion rendered herein is based on the facts as of the date of this letter, and we disclaim any undertaking to advise you as to any change in fact or law occurring after the delivery of this letter that could affect the opinion rendered herein.  Any variation or difference in any fact from those relied on or assumed herein may affect the conclusions stated herein.

No ruling has been sought from the Internal Revenue Service (the “IRS”) as to the matters addressed herein. Our opinion is not binding on the IRS or any court, and thus there can be no assurance that the IRS or a court of competent jurisdiction will agree with our opinion.

Based on and subject to the foregoing, although the discussions set forth in the Discussion do not purport to discuss all possible United States federal income tax consequences of the purchase, ownership and disposition of the Notes, in our opinion, such discussion, subject to the limitations and qualifications set forth therein, constitutes in all respects a fair and accurate summary of the United States federal income tax consequences of the purchase, ownership and disposition of the Notes.  We express no opinion other than as expressly set forth herein, nor do we express any opinion concerning any law other than the federal income tax law of the United States.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,
/s/ Morrison & Foerster LLP
Morrison & Foerster LLP